AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

January 7, 2008

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or “Commission”), has determined to strike from listing and registration on the Exchange, the following:

SAMARITAN PHARMACEUTICALS, INC.

Common Stock, $0.001 Par Value

Commission File Number – 001-32287

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years; and Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

2.

The Common Stock of Samaritan Pharmaceuticals, Inc. (“Samaritan” or the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses and losses from continuing operations as follows:

Fiscal Years Ended December 31,

Net (Loss)

2006

($7,572,746)

2005

($5,557,559)

2004

($4,864,361)

2003

($5,520,531)

2002

($4,057,153)

Nine-Months Ended Sept 30,

Net Income

2007

     $216,015

(b)

In its Form 10-Q for the period ended September 30, 2007, Samaritan reported shareholders’ equity of $3,057,105.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On November 6, 2006, Samaritan was notified by the Amex that following a review of the Company’s quarterly report on Form 10-Q for the period ended June 30, 2006, Samaritan was not in compliance with Sections 1003(a)(ii) and Section 1003(a)(iii) of the Company Guide. The Company was given the opportunity to submit a plan by December 6, 2006 demonstrating its ability to regain compliance with the Amex continued listing standards within a maximum of 18 months, or by May 6, 2008.

(b)

Via correspondence dated December 5, 2006, the Company submitted to Staff its plan to regain compliance with the Amex continued listing standards (the “Plan”). By letter dated January 30, 2007, the Exchange notified Samaritan of its determination to not accept the Plan and to proceed with immediate delisting proceedings due to the Company’s failure to make a reasonable demonstration of its ability to regain compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide by May 6, 2008 (the “Staff Determination”). The Company was also informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before an Amex Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination.

(c)

In a letter dated February 1, 2007, the Company requested a hearing before a Panel. A hearing was subsequently held on March 27, 2007.

(d)

In a letter dated April 3, 2007, the Exchange notified Samaritan that based on oral presentations, written submission, and Form 8-K filed with the Securities and Exchange Commission (“SEC”) by the Company on March 28, 2007, the Panel determined that the Company appeared to have regained compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide based on Samaritan’s agreement with Pharmaplaz, Ltd. dated March 9, 2007 and the payments paid and due to Samaritan pursuant to that agreement (the “Pharmaplaz Agreement”). However, the Panel also noted that the Company’s equity position as a result of the execution of the agreement was not yet reflected in the Company’s financial statements.  The Panel therefore granted the Company a Plan Period through May 31, 2007, which afforded Samaritan the opportunity to file its Quarterly Report on Form 10-Q for the period ended March 31, 2007, to reflect the execution of the Pharmaplaz Agreement in the Company’s financial statements. Further, the Panel indicated that Samaritan must address the low selling price of its common stock.

(e)

On May 21, 2007, the Company filed its Form 10-Q for the period ended March 31, 2007 with the Commission. The Company’s financial statements for the period ended March 31, 2007 reported shareholders’ equity of less than $4 million and therefore Samaritan did not demonstrate that it had regained compliance with the Exchange’s continued listing standards.

(f)

In a letter dated May 21, 2007, the Company requested an extension to the Plan Period until the filing of its September 30, 2007 financial statements. Based on representations to the Exchange from the Company regarding the anticipated payments related to the Pharmaplaz Agreement, Samaritan was given through November 30, 2007 to regain compliance with the Exchange’s continued listing standards.

(g)

On July 5, 2007, the Company’s Board of Directors effected a one-for-six reverse stock split of its common stock.

(h)

On November 19, 2007, the Company filed its Form 10-Q for the period ended September 30, 2007 with the Commission.  The Company disclosed in the Form 10-Q that Pharmaplaz, Ltd was not in compliance with the terms of the Pharmaplaz Agreement due to its failure to timely pay the remaining balance of $7.85 million due to Samaritan. As a result, at September 30, 2007, Samaritan reported shareholders’ equity of less than $4 million.

(i)

In a letter dated December 6, 2007, the Exchange informed the Company that the Panel had determined that Samaritan failed to regain compliance with Sections 1003(a)(ii) and 1003(a)(iii) at the end of the Plan Period and that the Company was therefore subject to immediate delisting proceedings. The Company was further informed that, pursuant to Section 1205 of the Company Guide, it may request that the full Committee on Securities (the “Committee”) review the decision of the Panel. Additionally, Samaritan was advised that the request for review must be made in writing and all required fees must be received within 15 calendar days from the date of the Exchange’s December 6, 2007 letter and that the Company would be deemed to have waived the opportunity for review if the Company failed to pay all required fees to the Exchange within that time frame.

(j)

Via correspondence dated December 19, 2007, the Company requested a hearing before the Committee to review the decision made by the Panel.  However, the Company did not pay all of the required fees.

(k)

In a letter dated December 26, 2007, Samaritan was notified by the Exchange that if it still desired to obtain Committee review of the Panel’s decision, it must send all required fees in certified funds to the Exchange no later than December 31, 2007.

(l)  As of December 31, 2007, Samaritan had not paid all of the required fees and had not otherwise regained compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Eugene J. Boyle, Chief Financial Officer of Samaritan Pharmaceuticals, Inc.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC